EXHIBIT 23.2

Consent of Independent Certified Public Accountants

We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the Teltronics, Inc. Savings Plan of our report dated February 16, 2001, except for the 11th paragraph of Note 3, as to which the date is April 16, 2001, with respect to the consolidated financial statements and schedule of Teltronics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
November 8, 2001